Exhibit 99.1

CONTACT:	Robert Gross Chairman and Chief Executive Officer (585) 647-6400
Catherine D’Amico Executive Vice President — Finance Chief Financial Officer (585) 647-6400
Investors: Caren Villarreal Media: Diane Zappas FD (212) 850-5600

FOR IMMEDIATE RELEASE

MONRO MUFFLER BRAKE, INC. ANNOUNCES TWO ACQUISITIONS
AND PROVIDES BUSINESS UPDATE

~ Acquisitions Expected to Add Approximately $60 Million in Annual Sales ~
~ Company Narrows Second Quarter EPS Guidance to High-End of Previously Expected Range ~
~ Expected Second Quarter Comparable Store Sales Increase of Approximately 7.0% ~

ROCHESTER, N.Y. — September 24, 2009 — Monro Muffler Brake, Inc. (Nasdaq: MNRO), a leading provider of automotive undercar repair and tire services, today announced two tire store acquisitions. The Company has signed a definitive agreement to acquire the assets of Tire Warehouse Central, a privately-owned tire store chain serving five New England states (“Tire Warehouse”). Monro has also completed the acquisition of the assets of Midwest Tire & Auto Repair, a small independent tire chain in northwest Indiana (“Midwest Tire”). Separately, the Company provided a business update for the second quarter of fiscal 2010.

John Van Heel, President, commented, “We believe that the acquisitions of both of these businesses fit well into our stated strategy of seeking value-priced transactions that expand our market share. We are delighted to add Midwest Tire and Tire Warehouse to the Monro family and look forward to capitalizing on the significant opportunities presented by the addition of 50 stores, nearly $60 million in sales, and an additional 500,000 tire units. Coupled with our acquisition of Autotire earlier this year, we have added 76 stores and $90 million of annual sales or approximately 18% top line growth through acquisitions so far this year.”

TIRE STORE ACQUISITIONS

The total purchase price for Tire Warehouse, which consists of 40 tire stores and six tire franchise locations, is $34 million. The purchase price includes real estate assets for 12 store locations and a distribution center located in Swanzy, New Hampshire. Tire Warehouse, which focuses solely on tires and related services, generated annual net sales of approximately $53 million in 2008. Management expects the Tire Warehouse business to be slightly accretive in the first twelve months following the acquisition and $0.06 to $0.08 accretive in the second twelve months of Monro ownership. The transaction is expected to close in early October. Following the acquisition and initial integration of the business, the Company intends to further leverage the Tire Warehouse store presence and distribution facilities by converting 50 of its existing Monro service stores in these markets to its Black Gold format. Black Gold is a program designed to increase sales in Monro’s service stores, particularly of tires and related services.

The total purchase price of the Midwest Tire business was $2 million. Midwest Tire consists of four tire locations in northwest Indiana that generated annual net sales of approximately $6 million in 2008. Management expects that Midwest Tire, which will be converted to the Mr. Tire brand name, will operate at a breakeven level in the first twelve months following the acquisition.

Taken together, the acquisitions will bolster the Company’s tire store footprint in New Hampshire, Massachusetts, Rhode Island, Vermont, Maine and Indiana. Both acquisitions will be funded through the Company’s existing line of credit. It is management’s intention to retain the store employees of the acquired businesses. The impact of the acquisitions is not included in the Company’s previously provided guidance for fiscal 2010.

BUSINESS UPDATE

For the second quarter of fiscal 2010, the Company expects a comparable store sales increase of approximately 7.0%, which is at the high-end of the Company’s previously anticipated range. The Company now expects diluted earnings per share for the second quarter of 2010 to be in the range of $0.47 to $0.48, narrowed to the high-end of its previously expected range of $0.43 to $0.48. This estimate compares to $0.38 in the prior year quarter and is based on 20.4 million weighted average shares outstanding.

Robert G. Gross, Chairman and Chief Executive Officer, commented, “We are pleased with our continuing momentum and performance in the second quarter of fiscal 2010 with an expected quarterly comparable store sales increase of 7.0%. We are encouraged by these strong sales trends which indicate that consumers continue to return to Monro, their trusted service provider, for their car repairs. In addition, we look forward to integrating our two acquisitions into our low-cost business model and are eager to capitalize on the economies of scale that we expect to gain from the higher volume of tire unit sales, which we expect will positively impact our gross margin going forward.”

The data provided for the second quarter is based on preliminary unaudited internal results and is subject to change as the Company completes the preparation of full consolidated financial statements for the period. The Company plans to release its second quarter fiscal 2010 results on October 26, 2009.

INVESTOR CONFERENCE

Monro announced that Mr. Gross will participate in the Thomas Weisel Consumer Conference on Thursday, October 1, 2009 at 9:10 a.m. at the New York Palace Hotel in New York City. The presentation will be webcast live during the conference and available for 30 days after the conference ends via the Investor Information section of the Company’s website www.monro.com

About Monro Muffler Brake

Monro Muffler Brake operates a chain of stores providing automotive undercar repair and tire services in the United States, operating under the brand names of Monro Muffler Brake and Service, Mr. Tire, Tread Quarters Discount Tires and Autotire. The Company currently operates 740 stores in New York, Pennsylvania, Ohio, Connecticut, Massachusetts, West Virginia, Virginia, Maryland, Vermont, New Hampshire, New Jersey, North Carolina, South Carolina, Indiana, Rhode Island, Delaware, Maine, Illinois and Missouri. Monro’s stores provide a full range of services for brake systems, steering and suspension systems, tires, exhaust systems and many vehicle maintenance services.

###